EXHIBIT 99.4

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	September 30,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 175,783	$ 100,259
Accounts receivable, net of an allowance
of $0 at March 31, 2010
and $65 at September 30, 2009	79,411	124,053
Income tax receivable	19,916	8,306
Insurance receivable	-	2,518
Inventories of materials and supplies, net	51,862	50,136
Deferred tax assets	39	35
Prepaid expenses and deferred costs	9,283	19,297
Total Current Assets	336,294	304,604

NET PROPERTY AND EQUIPMENT	1,250,216	1,184,300
	1,250,216	1,184,300

LONG TERM ASSETS:
Other Receivables	15,799	14,331
Deferred costs and other assets	4,853	6,167
	20,652	20,498
	$ 1,607,162	$ 1,509,402

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 35,391	$ 19,066
Accrued liabilities	44,329	58,027
Deferred credits	19,587	35,825
Total Current Liabilities	99,307	112,918

LONG-TERM DEBT	250,000	275,000

LONG TERM LIABILITIES:
Deferred income taxes	974	6,082
Deferred credits	2,275	2,921
Other	12,474	10,188
	15,723	19,191

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 90,000 shares
authorized with 64,401 and 64,236 issued
and outstanding at March 31, 2010
and September 30, 2009, respectively	64,401	64,236
Paid-in capital	128,392	122,457
Retained earnings	1,049,339	915,600
Total Shareholders' Equity	1,242,132	1,102,293
	$ 1,607,162	$ 1,509,402